Exhibit 99.1

Sunrun Appoints Mary Powell and Alan Ferber to its Board of Directors

SAN FRANCISCO, California, January 25, 2018 - Sunrun Inc. (Nasdaq:RUN), the largest dedicated residential solar company in the United States, today announced the appointments of Mary Powell, CEO of Green Mountain Power, and Alan Ferber, CEO of Jackson Hewitt Tax Services, to its Board of Directors effective February 1, 2018. Rich Wong will retire from the Board on March 1, 2018 after almost 9 years of service.
“As leaders in their respective fields, we are delighted to have Mary Powell and Alan Ferber join the Sunrun Board. Both Mary and Alan are visionaries with impressive track records of leading companies that are true market disruptors and bring considerable expertise to Sunrun as the business evolves into an energy services company,” said Lynn Jurich, Sunrun Chief Executive Officer and co-founder.
Powell is currently President and CEO of Vermont-based Green Mountain Power (“GMP”), a position she has held since 2008. Under her leadership, GMP implemented a strategic and comprehensive restructuring of the company that dramatically transformed the company. Powell delivered on an ambitious energy vision to provide low-carbon, low-cost and highly reliable power to GMP’s service area. GMP leads the way in moving from a traditional grid model to one that uses a series of microgrids, renewable generation and energy storage. The company received top scores from J.D. Power for mid-sized utilities in the East Region. In 2017, GMP was named one of the “Top 10 Most Innovative Companies” in the energy industry by Fast Company magazine.
“Mary Powell is a leader in the energy and utility industry, and a true pioneer in the energy revolution happening in America today. We believe her depth of industry knowledge, exceptional leadership skills, and vision for the future of energy in America will be invaluable as Sunrun continues to expand into new markets, and future energy and grid services,” said Lynn Jurich.
“I am thrilled to join Sunrun’s Board of Directors at a time when America’s energy market is on the cusp of significant change,” said Mary Powell. “With its rooftop solar and home battery service, Sunrun is well-positioned to be an important part of the distributed energy revolution in America, and build on its position as a customer-obsessed residential solar and storage company.”
Ferber is currently President and CEO of Jackson Hewitt Tax Services, the second-largest, full-service tax preparation company in the United States with more than 6,000 franchised and company-owned locations.   Prior to joining Jackson Hewitt in 2017, Ferber was President of ADT’s industry leading U.S. residential business from 2013 to 2016 where he led its transformation into a more customer-centric, innovation focused business. ADT had 7 million residential and business customers in the U.S. and Canada, and posted revenue of over $3 billion in 2016.  Before joining ADT, Ferber was Chief Operating Officer and Chief Marketing Officer for U.S. Cellular, a $4 billion wireless provider. Over a 12-year career, Ferber helped overhaul the company’s strategy, operations, product development and customer experience leading to exceptional growth and multiple awards for customer satisfaction and best places to work.
“Alan brings operational horsepower and strategic leadership to Sunrun,” said Lynn Jurich.  “His focus on building a customer-focused culture, in-depth knowledge of rapidly transforming, consumer-facing industries, and diverse leadership experience will be invaluable in our pursuit of creating a superior customer experience that leads to lifelong Sunrun customers.”
“Sunrun’s relentless focus on high quality service offerings, its innovative culture, and committed workforce align with my own passion for leading companies that delight their customers,” said Ferber.  “It’s a great time to join Lynn, the Board, and the Sunrun team to build on the solid foundation they have created with over 160,000 customers and growing everyday.”
Sunrun also announced that Rich Wong, General Partner at Accel Partners, will retire from Sunrun’s Board of Directors.
“Rich has been a tremendous asset to our Board and instrumental in providing strategic guidance to foster our rapid, sustained growth and supporting major company milestones. We are grateful to Rich for his commitment and service to Sunrun during the past 9 years,” said Jurich.
Wong is expected to retire from the Board on March 1, 2018.

About Sunrun
Sunrun (Nasdaq:RUN) is the nation’s largest dedicated residential solar, storage and energy services company with a mission to create a planet run by the sun. Since establishing the solar as a service model in 2007, Sunrun leads the industry in providing clean energy to homeowners with little to no upfront cost and at a savings to traditional electricity. The company designs, installs, finances, insures, monitors and maintains the systems, while families receive predictable pricing for 20 years or more. The company also offers Sunrun BrightBoxTM solar power generation with smart inverter technology and home battery storage. For more information, please visit: www.sunrun.com.

Media Contact:

Georgia Dempsey
Director of Corporate Communications
press@sunrun.com
(415) 518-9418

Investor Relations Contact:
Patrick Jobin
Vice President, Finance & Investor Relations
investors@sunrun.com
(415) 638-4007

2